Exhibit 10(ix)

RETENTION AGREEMENT

RETENTION AGREEMENT (this “Agreement”) made as of this 23rd day of March, 2004 by and between UNITY BANK, a New Jersey state bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (the “Bank”), UNITY BANCORP, INC. a New Jersey corporation with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (“Unity”) (Bank and Unity collectively, “Employer”), and MICHAEL F. DOWNES, an individual residing at 38 Collins Drive, Hillsborough,  New Jersey 08844 (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is presently employed by Employer as an executive officer of the Bank in the position of Executive Vice President and Chief Lending Officer; and

WHEREAS, Employer wishes to ensure that it will continue to retain Executive in its employ and to receive Executive’s undivided effort and attention;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.             Termination. Executive may be terminated at any time, without prejudice to Executive’s right to compensation or benefits as provided herein or pursuant to any other benefit plan or policy of Employer. Executive’s rights upon a termination shall be as follows:

(a)           Cause. Employer may terminate Executive for “cause”. Upon such a termination, Executive shall be entitled to no further compensation or employment related benefits from and after the date of such termination, except for the payment of accrued and unpaid compensation through the date of such termination and except for the provision of any statutorily required benefits. As used in this Agreement, the term “cause” shall mean the Executive’s personal dishonesty, willful misconduct, inappropriate or unprofessional behavior (as determined by the Employer), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses which do not adversely effect Employer’s reputation or standing in the community) or a material breach of any provision of this Agreement.

(b)           Termination Without Cause. Upon a termination of Executive’s employment by Employer without “cause”, Executive shall be entitled to receive a payment equal to nine (9) months of his then current Base Salary (as defined below).  For purposes of this Agreement, Executive’s “Base Salary” at any time shall be the Executive’s annual salary most recently approved by the Board of Directors of Employer or any committee thereof. Such amount shall, at the option of the Executive, be paid in either:  (i) periodic payments, over nine (9) months, in the same manner in which the Executive’s Base Salary was paid through the time of such termination; or (ii) in a single lump payment within thirty (30) days of such termination.  In addition, Employer shall, solely in the event the Executive determines to receive the amount due under this paragraph (b) in periodic payments, continue to provide the Executive with the hospital, health, medical and life insurance benefits which the Executive is receiving at the time of such termination for the period that the Executive continues to receive such periodic payments.  Executive shall also be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Executive has not yet been paid.

The Executive shall have no duty to mitigate damages in connection with his termination by Employer without “cause”. However, it is understood and agreed that, upon receiving a lump sum payment of any amounts which may become due under this paragraph (b), no further amounts shall be owed to the Executive and the Employer shall have no further obligation to provide any further benefits to the Executive. It is also understood and agreed that, notwithstanding any provisions of this paragraph (b) and in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

(c)           Resignation With Cause. Executive shall have the right to resign his employment with Employer at any time hereunder, providing notice as required by the Employer’s employment related policies then in effect. In the event such a resignation is for “good cause” (as defined below), such resignation shall be deemed a termination without “cause” under paragraph (b) hereof, and Executive shall, solely in the event the Executive delivers a written resignation for “good cause” to the Employer within 15 days of the occurrence of either of the events described in sub-paragraphs (i) and (ii) of this paragraph (c), be entitled to receive all such amounts and benefits as are provided for under such paragraph (b) above.

For purposes of this provision, the term “good cause” shall mean any of the following:

(i)            A material reduction in Executive’s duties, responsibilities, title or employment status from its level as of the date hereof; or

(ii)           Any reduction in Executive’s Base Salary.

2.             Change in Control; Significant Acquisition.

(a)           For purposes of this Agreement, a “Change in Control” shall mean:

(i)            a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity or a similar transaction in which Unity is not the resulting entity; or

(ii)           individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof; or

(iii)          the occurrence of an event of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(iv)          Without limitation, a “change in control” shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than Unity or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of Unity representing 25% or more of Unity’s outstanding securities ordinarily having the right to vote at the election of directors; or

(v)           A proxy statement soliciting proxies from stockholders of Unity is disseminated by someone other than the current management of Unity, seeking stockholder approval of a plan of reorganization, merger or consolidation of Unity or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by Unity; or

(vi)          A tender offer is made for 25% or more of the voting securities of Unity and shareholders owning beneficially or of record 25% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of Unity on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as if he were a member of the Incumbent Board.

(b)           Upon the occurrence of a Change in Control, and, in connection with such Change in Control, Executive’s employment with Employer and/or its successors is terminated within eighteen (18) months of such Change in Control, regardless of whether such termination is by Employer or its successor, through Executive’s resignation of employment with Employer or its successor, or Executive’s failure to accept an offer of employment with any successor to Employer, Executive shall be entitled to receive a payment equal to the greater of : (i) eighteen (18) months of Executive’s Base Salary; or (ii) 18 months of the Executive’s Base Salary plus any cash bonus received by the Executive for the Employer’s preceding fiscal year. The payment shall, at the option of the Executive, be made to Executive, in either: (a) periodic payments, over eighteen (18) months, in the same manner in which the Executive’s Base Salary was paid through the termination of Executive’s employment; or (b) a single lump sum payment to be made within thirty (30) days of the termination of Executive’s employment. In addition to the foregoing and solely in the event Executive determines to receive the amount due under this paragraph (b) in periodic payments, Executive shall, during the period he is still receiving such periodic payments, be entitled to receive from Employer or its successor, hospital, health, medical and life insurance benefits on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of termination of Executive’s employment.

Notwithstanding the preceding sentence, in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. It is hereby understood and agreed that payments that may become due to the Executive under this sub-paragraph (b) shall be in lieu of, and not in addition to, any payments the Executive may be entitled to under Section 1(b) or (c) hereof.

(c)           Upon the occurrence of a Change in Control, the vesting period for any unvested stock options or unvested awards of Unity common stock previously granted to Executive shall accelerate and become fully vested on the date of the Change in Control.

(d)           For purposes of this Agreement, a “Significant Acquisition” shall mean an acquisition of another entity by Unity (either by way of merger, purchase of substantially all assets of such other entity or purchase of all outstanding shares of securities of such other entity) pursuant to which: (i) Unity shall, as all or part of the consideration for such acquisition, issue to the shareholders of such other entity, such number of voting securities as shall equal 25% or more of the then outstanding voting Unity securities (measured prior to the consummated Significant Acquisition); and (ii) in the case of a merger, Unity shall be the surviving entity.

(e)           If Executive’s employment with Employer is terminated within eighteen (18) months of the consummation of a Significant Acquisition, regardless of whether such termination is by Employer or through Executive’s resignation of employment with Employer, Executive shall be entitled to receive a payment equal to the greater of: (i) eighteen (18) months of Executive’s Base Salary; or (ii) 18 months of the Executive’s Base Salary plus any cash bonus received by the Executive for the Employer’s preceding fiscal year. The payment shall, at the option of the Executive, be made to the Executive, in either: (a) periodic payments, in the same manner in which the Executive’s Base Salary was paid through the time of such termination; or (b) a lump sum payment to be made within thirty (30) days of the termination of Executive’s employment. In addition to the foregoing and solely in the event Executive determines to receive the amount due under this paragraph (e) in periodic payments, Executive shall, during the period he is receiving such periodic payments, be entitled to receive from Employer, hospital, health, medical and life insurance benefits on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of termination of Executive’s employment.  Notwithstanding the preceding sentence, in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicate benefits it is obligated to provide hereunder. In the event Executive becomes entitled to receive the amount due under this paragraph (e), the unvested stock options or unvested awards of Unity common stock previously granted to Executive shall accelerate and become fully vested on the date of Executive’s termination of employment. It is hereby understood and agreed that payments that may become due to the Executive under this sub-paragraph (e) shall be in lieu of, and not in addition to, any payments the Executive may be entitled to under Section 1(b) or (c) hereof.

(f)            Notwithstanding anything contained in this Section 2 above, in the event all compensation to be provided to Executive conditioned upon the occurrence of a Change in Control, whether under this Agreement or in connection with any other agreement or benefit plan of the Employer to which Executive is a party or in which he participates, exceeds 2.99 times the Executive’s Base Amount, as that term is defined under Section 280G of the Internal Revenue Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive shall be reduced to an amount that is $1.00 less than 2.99 times the Executive’s Base Amount. Executive shall have the right to determine which benefits to which he would otherwise be entitled shall be reduced.

3.             No Guaranty of Employment. Nothing in this Agreement shall be construed as guarantying the employment of the Executive. Executive shall remain an “employee at will” of Employer at all times during the term of this Agreement.

4.             Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, (i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of the Executive, to the address set forth on the first page hereof or to such other address as Executive shall provide in writing to the Employer for the provisions of notice hereunder.

In the case of Employer, to the address set forth on the first page hereof, with a copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Telecopier No. 973-624-7070

Attention: Robert Wexler

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

5.             Term. This Agreement shall have a term of three years from the date hereof; provided, however, that in the event the term of this Agreement would terminate at any time after the Employer has engaged in substantive negotiations regarding a transaction which would lead to a Change in Control, this Agreement shall continue to remain in full force in effect until the earlier to occur of (i) the effectuation of such transaction leading to a Change in Control or (ii) the termination of the negotiations for the proposed transaction which would have resulted in the

Change in Control.  Notwithstanding the preceding sentence or any other provision of this Agreement, the term of this Agreement shall immediately end upon:  (a) Unity or the Bank entering into a Memorandum of Understanding with the FDIC or the New Jersey Department of Banking and Insurance; (b) a Cease-and-Desist Order being issued with respect to the Bank or Unity by the FDIC or the New Jersey Department of Banking and Insurance; or (c) receipt by either the Bank or Unity of a notice under Federal or State law which in any way restricts the payment of any amounts or benefits which may become due under this Agreement.  It is hereby understood and agreed that, upon the occurrence of any of the events described in the foregoing clauses (a), (b) or (c), this Agreement shall be deemed terminated and the Employer shall have no further obligation to pay any amounts to the Executive or provide any further benefits to the Executive.

6.             Assignability. Neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise.  This Agreement shall be binding upon, and inure to the benefit of, Employer and its Successors and assigns. This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and other legal representatives.

7.             Waiver. The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

8.             Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

9.             Entire Agreement; Termination of Change in Control Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto. Upon the execution of this Agreement, the Change in Control Agreement dated March 25, 2002 between the Employer and the Executive shall be deemed terminated and voided and the rights of the parties hereto shall be determined by reference to this Agreement.

10.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11.           Amendment. This Agreement may be modified or amended only by an amendment in writing signed by both parties.

12.           Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

13.           Section Headings. The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

14.           Fees and Expenses. If any party to this Agreement institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney’s fees and other reasonable legal costs and expenses.

15.           Legal Representation. The Executive hereby acknowledges that this Agreement has been prepared by Messrs. McCarter & English, LLP as legal counsel for Unity and the Bank and that the Executive was given the opportunity to consult with independent legal counsel regarding this Agreement prior to his/her execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

ATTEST:	UNITY BANK

	By	/s/ David D. Dallas
David D. Dallas, Chief Executive Officer and Chairman of the Board

ATTEST:	UNITY BANCORP, INC.

	By	/s/ David D. Dallas
David D. Dallas, Chief Executive Officer and Chairman of the Board

WITNESS:	EXECUTIVE

/s/ Michael F. Downes
Michael F. Downes Executive Vice President and Chief Lending Officer